                                                                    Exhibit 12.1



                       TRINET CORPORATE REALTY TRUST, INC.
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                                          RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                                                     PREFERRED STOCK DIVIDENDS




                                             9 Months      9 Months     12 Months    12 Months    12 Months    12 Months
                                              Ended         Ended         Ended        Ended        Ended        Ended
                                             9/30/96*      9/30/95+     12/31/95     12/31/94     12/31/93     12/31/92
                                             --------      --------     --------     --------     --------     --------
Net income before extraordinary
   charges and gains on sale of real estate   $22,335       $14,194      $20,234      $15,912      $ 6,767      $  829

Plus:  Fixed charges
   Interest expenses                           15,537        12,546       17,329        6,726        2,883       2,082
   Finance expenses - related party                                                                  1,326       2,793
   Interest expenses - related party                                                                   433         933
   Amortization of debt expense                 2,224         2,878        3,595        2,941        1,132         713
                                              -------       -------      -------      -------      -------      ------

Total fixed charges                           $17,761       $15,424      $20,924      $ 9,667      $ 5,774      $6,521
                                              -------       -------      -------      -------      -------      ------

Adjusted earnings                       (2)   $40,096       $29,618      $41,158      $25,579      $12,541      $7,350

Fixed charges & preferred dividends     (1)   $19,487       $15,424      $20,924      $ 9,667      $ 5,774      $6,521

Ratio of Earnings to Fixed Charges
   (2 DIVIDED BY 1)                              2.06          1.92         1.97         2.65         2.17        1.12
                                              =======       =======      =======      =======      =======      ======



   *9/30/96 - Preferred dividend requirement of $1,726.
   +9/30/95 - No Preferred dividend requirement prior to this time.

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